EXHIBIT 2.4

DESCRIPTION OF SECURITIES

Introduction

Set forth below is (i) a summary of certain information concerning Rezolve’s share capital, (ii) a description of certain provisions of Rezolve’s articles of association (the “Articles”), and (iii) a summary of relevant provisions of the UK Companies Act 2006 (as amended) (the “UK Companies Act”) and certain other English law considerations. The summary below contains only material information concerning Rezolve’s share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles, which are filed as an exhibit to the registration statement of which this prospectus forms a part.

General Description of Ordinary Shares

Ordinary Shares comprise a single class of ordinary shares with a nominal value of £0.0001 each.

The following information is a summary of Ordinary Shares:

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Ordinary Shares carry the right to receive dividends and distributions paid by Rezolve, if any.

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The holders of Ordinary Shares have the right to receive notice of, and to attend and vote at, all Rezolve’s general meetings provided that the aggregate number of votes attaching to all shares in Rezolve held by the Rezolve Founder and/or in which he is interested or of which he is beneficial owner will be equal to the higher of: (i) 75% of the votes attaching to all shares in the capital of Rezolve and (ii) the total number of votes that would have been conferred on the Rezolve Founder if (i) did not apply.

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Subject to the UK Companies Act, any equity securities issued by Rezolve for cash must first be offered to Rezolve shareholders in proportion to their existing holdings of Ordinary Shares.

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The UK Companies Act allows for the disapplication of pre-emption rights, which may be waived by a special resolution of not less than three quarters of Rezolve shareholders, either generally or specifically, for a maximum period not exceeding five years.

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Ordinary Shares are not redeemable; however, Rezolve may purchase or contract to purchase any of its Ordinary Shares on-market or off-market, subject to the UK Companies Act and Rezolve’s Articles. Rezolve may only purchase its Ordinary Shares out of distributable reserves or the proceeds of a new issue of shares made for the purpose of funding the repurchase.

If Rezolve is wound up (whether the liquidation is voluntary, under supervision of the Court or by the Court), the liquidator is under a duty to collect in and realize Rezolve’s assets and to distribute them to Rezolve’s creditors and, if there is a surplus, to Rezolve’s shareholders according to their entitlements. This applies whether the assets consist of property of one kind or of different kinds.

Rezolve may convert Ordinary Shares into deferred shares of £0.0001 each (or other nominal value) in the capital of Rezolve (the “Deferred Shares”) in certain limited circumstances or issue Deferred Shares. The Deferred Shares have no rights to vote and do not entitle their holder to receive any dividend; distribution declared, made or paid; or any return of capital. The Deferred Shares also do not entitle their holder to any further or other right of participation in the assets of Rezolve (including on a winding-up). All or any part of the Deferred Shares from time to time shall be redeemable at the option of Rezolve for $1.00.

If at any time an employee or consultant (other than the Rezolve Founder) ceases to be an employee or consultant of or to Rezolve or any subsidiary (such that he or she is neither an employee or consultant of or to Rezolve or any subsidiary), then unless the board of directors of Rezolve resolves otherwise with the written consent of the Rezolve Founder, all the Ordinary Shares held by such holder and/or his permitted transferees shall automatically convert into Deferred Shares (on the basis of one Deferred Share for each Rezolve Share held) on the date of such cessation (rounded down to the nearest whole share).

Share Register

Rezolve is required by the UK Companies Act to keep a register of its shareholders. Under the laws of England and Wales, the Ordinary Shares are deemed to be issued when the name of the shareholder is entered in the share register. The share register therefore is prima facie evidence of the identity of Rezolve’s shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of Rezolve’s Ordinary Shares. Rezolve’s share register is maintained by its registrar, Computershare Inc.

Under the UK Companies Act, Rezolve must enter an allotment of shares in its share register as soon as practicable and in any event within two months of the allotment. Rezolve also is required by the UK Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

Rezolve, any of its shareholders or any other affected person may apply to the court for rectification of the share register if:

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the name of any person, without sufficient cause, is wrongly entered in or omitted from Rezolve’s register of shareholders; or

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there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder or on which Rezolve has a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Public Warrants

Each whole Public Warrant entitles the holder to purchase one Ordinary Share at a price of $11.50 per share subject to adjustment as discussed below. The Public Warrants will become exercisable 30 days after the Closing Date and terminating at 5:00pm New York City time on the earlier to occur of (i) five years from the consummation of the Business Combination, (ii) the date on which the warrants are redeemed, and (iii) the liquidation of Rezolve, provided in each case that Rezolve has an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a warrant unless the Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement which will then apply to the Public Warrants.

Redemption of Public Warrants when the price per Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (subject to any restrictions under the UK Companies Act):

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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption; and

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if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable the redemption right may be exercised even if it is not possible to register or qualify the underlying securities for sale under all applicable state securities laws. The last of the redemption criterion discussed above has been included to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Ordinary Shares pursuant to the applicable Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Ordinary Shares, Rezolve (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Holder Election to Limit Exercise. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split up of common stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Articles of Association of Rezolve

The following information is a summary of the material terms of the Ordinary Shares as specified in the Articles. The following summary does not purport to be complete and is qualified in its entirety by reference to the Articles.

Share rights

Subject to the UK Companies Act, the Articles and to any rights for the time being attached to any existing share, Ordinary Shares may be issued with such rights or restrictions as Rezolve may from time to time by ordinary resolution determine, or, if not so determined, as Rezolve’s board of directors may determine.

Subject to the UK Companies Act, any share may be issued which is to be redeemed or is to be liable to be redeemed at the option of Rezolve or the holder, on such terms, conditions and in such manner as Rezolve’s board of directors may determine.

Voting rights and quorum

Subject as provided below and to any rights or restrictions attached to any shares from time to time, every member who is present in person or by a duly appointed proxy at a general meeting shall on a poll have one vote for each share of which he or she is the holder.

The aggregate number of votes attaching to all the shares held by Daniel Wagner as the “Rezolve Founder” or in which he is interested shall be equal to the higher of:

(i)75% of the votes attaching to all shares in the capital of the Company; and

(ii)the total number of votes that would otherwise have been conferred on Daniel Wagner.

No business (other than the appointment of a chair) shall be transacted at any general meeting unless the requisite quorum is present when the meeting proceeds to business. Two persons entitled to vote upon the business to be transacted, each being a member, the proxy of a member or a duly authorized representative of a corporation which is a member, shall be a quorum (provided that, for so long as the Rezolve Founder is the holder, directly or indirectly or beneficially interested in Ordinary Shares and is entitled to exercise not less than 10% of the votes attaching to all shares of Rezolve immediately prior to the beginning of the general meeting, he must be present for a general meeting to be quorate).

Restrictions on Voting

No shareholder shall, unless the directors otherwise determine, be entitled to vote, either in person or by proxy, at any general meeting or at any separate class meeting in respect of any share held by such shareholder unless all calls or other sums payable by such shareholder in respect of that share have been paid.

Rezolve’s board of directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to Rezolve serving on such shareholder at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on such holder’s shares.

Variation of Rights

The rights attached to any class of shares may be varied in accordance with the provisions of the UK Companies Act and with either the written consent of the holders of not less than three-quarters of the voting rights attached to the issued shares of that class (calculated excluding any shares held as treasury shares), or with the sanction of a special resolution (being a 75% majority of Rezolve shareholders of the relevant class, present at a general meeting in person or by proxy) passed at a separate meeting of the holders of those class of shares. At every such separate general meeting (except an adjourned meeting), subject to the application of all other provisions of the articles of association with regard to general meetings, the quorum must be two or more persons holding, or representing by proxy, issued shares of the class (calculated excluding any shares held as treasury shares), provided that Daniel Wagner is also present so long as he is the holder, directly or indirectly or beneficially interested in Ordinary Shares and is entitled to exercise not less than 10% of the votes attaching to all shares in Rezolve.

The rights conferred upon the holders of any shares are not, unless otherwise expressly provided in the rights attaching to those shares, deemed to be varied by the creation or issue of further shares ranking equally with them or the purchase, or redemption by Rezolve of its own shares.

Share transfers

The Ordinary Shares are in registered form. Any Ordinary Shares may be held in uncertificated form.

A member may transfer certificated shares to another person by a written instrument of transfer in any usual form (or any other form approved by Rezolve’s board of directors) executed by or on behalf of the transferor and, in the case of a share which is not fully paid, by or on behalf of the transferee. Rezolve’s board of directors may refuse to register the transfer of a certificated share which is in respect of a partly paid share provided that any refusal does not prevent open and proper dealings of any class of shares which are admitted to trading on Nasdaq and may also refuse to register the transfer of any certificated (or uncertificated) share if Company has a lien on that share. The Rezolve board of directors may also refuse to register the transfer of a certificated share unless the transfer is in respect of only one class of share, is duly stamped (or certified as not chargeable to stamp duty) and is deposited to Rezolve’s registered office or any place the Rezolve board of directors may determine for registration and is accompanied by the relevant share certificate or such other evidence the Rezolve board of directors may reasonably require.

The transferor of an ordinary share is deemed to remain the holder until the transferee’s name is entered in the share register.

Subject to the provisions of Rezolve’s articles of association, title to uncertificated shares may be transferred in accordance with the Uncertificated Securities Regulations 2001. Rezolve’s board of directors is required to register a transfer of any uncertificated share in accordance with those regulations. Rezolve’s board of directors may refuse to register any such transfer which is in favor of more than four persons jointly or in any other circumstances permitted by those regulations. Provisions of the articles of association do not apply to any uncertificated shares to the extent that such provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares by means of a relevant system.

Dividends

Subject to it having sufficient distributable reserves, Rezolve may, by ordinary resolution (being a resolution passed by a 50% majority of Rezolve shareholders in person or by proxy), from time to time declare dividends not exceeding the amount recommended by Rezolve’s board of directors. Rezolve’s board of directors may pay interim dividends, and any fixed rate dividend, whenever its financial position, in the opinion of its board of directors, justifies its payment.

All dividends on shares are to be paid according to the amounts paid up on their nominal value, or otherwise in accordance with the terms concerning entitlement to dividends on which shares were issued.

All unclaimed dividends may be made use of by Rezolve’s board of directors for Rezolve’s benefit until claimed.

Any dividend unclaimed for a period of 10 years from the date when it was declared or became due for payment shall revert to Rezolve.

Rezolve’s board of directors may, by way of ordinary resolution (being a resolution passed by a simple majority of votes of Rezolve shareholders in person or by proxy), from time to time offer any holders of a particular class of shares the right to elect to receive further fully paid shares of that class by way of scrip dividend instead of cash in respect of any dividend.

Shareholder meetings

Rezolve’s board of directors is required to convene annual general meetings in accordance with the UK Companies Act. The UK Companies Act provides that a general meeting (other than an adjourned meeting) must be called by notice of at least 21 days’ in the case of an annual general meeting (unless shareholders approve a notice period of 14 days’ by special resolution (being a resolution passed by a 75% majority of Rezolve shareholders present at a general meeting in person or by proxy) and at least 14 days’ in any other case). Rezolve’s board of directors may convene a general meeting which is not an annual general meeting whenever it thinks fit.

Rezolve is required to give notice of a general meeting to each member (other than a person who, under Rezolve’s articles of association or pursuant to any restrictions imposed on any shares, is not entitled to receive such a notice or to whom Rezolve, in accordance with applicable law, has not sent and is not required to send its latest annual report and accounts), to its directors and to its auditors. For these purposes “members” are the persons registered in the register of members as being holders of shares at any particular time on any particular record date fixed by the board of directors that (in accordance with the Uncertificated Securities Regulations 2001) is not more than 21 days before the sending out of the notice convening the meeting. The notice of a general meeting may specify a time by which a person must be entered on Rezolve’s register of members in order to have the right to attend or vote at the meeting.

A member who is entitled to attend and vote at a general meeting is entitled to appoint another person, or two or more persons in respect of different classes of shares held by him, as his proxy to exercise all or any of his rights to attend, to speak and to vote at the meeting.

The voting rights of each member at a general meeting are as set out under the heading “Voting Rights and Quorum” above.

Alteration of share capital

Rezolve may alter its share capital in any way permitted by the UK Companies Act and applicable law and confer any preference or other advantage on one or more of the shares resulting from any division or sub-division of its share capital. Rezolve may, by special resolution (being a resolution passed by a 75% majority of Rezolve shareholders present at a general meeting in person or by proxy), reduce its share capital, share premium account, capital redemption reserve or any other undistributable reserves.

Rezolve may agree with any member terms and conditions upon which all or any part of the Ordinary Shares held by such member from time to time shall be automatically converted into deferred shares.

If at any time an employee or consultant (other than the Rezolve Founder) ceases to be an employee or consultant of or to Rezolve or any subsidiary (such that he is neither an employee or consultant of or to Rezolve or any subsidiary), then unless the Board resolves otherwise with the written consent of the Rezolve Founder all the Shares held by such holder and/or his Permitted Transferees shall automatically convert into Deferred Shares on the date of such cessation. Deferred shares carry no right to a dividend, nor any right to vote or to participate on a winding up and can be redeemed at any time by Rezolve for a total payment for all deferred shares in issue of $1.

Change of Control

There is no specific provision in the articles of association that would have the effect of delaying, deferring or preventing a change of control. Our board will be divided into three classes serving staggered three-year terms with the first class being eligible for re-election at the annual general meeting of the Rezolve held in 2025, the second class being eligible for re-election at the annual general meeting of the Rezolve held in 2026 and the third class being eligible for re-election at the annual general meeting of the Rezolve held in 2027. The Board may remove any directors appointed by Armada from 12 months after Closing. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our board of directors.

Distributions on Winding Up

On a winding up, the liquidator may, with the sanction of a special resolution of shareholders and any other sanctions required by law, divide amongst the shareholders (excluding the company itself to the extent it is a shareholder by virtue only of its holding of shares as treasury shares) in specie or in kind the whole or any part of its assets (whether they shall consist of property of the same kind or not) and may set such values and may determine how such division shall be carried out as between the shareholders or different classes of shareholder. The liquidator may, with the sanction of a special resolution of the shareholders and any other sanctions required by law, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability.